SENSATA TECHNOLOGIES REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

Almelo, the Netherlands – October 25, 2016 - Sensata Technologies (NYSE: ST) today announced financial results for its third quarter and nine months ended September 30, 2016.
Revenue was $789.8 million in the third quarter of 2016, an increase of $62.4 million, or 8.6%, from revenue of $727.4 million in the third quarter of 2015. Excluding an 8.6% positive effect from acquisitions, net of exited businesses, and a 1.7% negative effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 1.7% in the third quarter of 2016.
Net income was $69.8 million in the third quarter 2016, which was 8.8% of revenue, or $0.41 per diluted share. This compares to net income of $53.2 million in the third quarter 2015, which was 7.3% of revenue or $0.31 per diluted share. Adjusted net income was $126.3 million in the third quarter of 2016 which was 16.0% of revenue or $0.74 per diluted share. This compares to adjusted net income of $123.3 million in the third quarter of 2015, which was 17.0% of revenue, or $0.72 per diluted share. Changes in foreign exchange rates reduced Sensata's earnings per share by ($0.05) in the third quarter of 2016 compared to the prior year period.
On a sequential basis, Sensata's adjusted net income margin of 16.0% for the third quarter increased by 100 basis points compared to an adjusted net income margin of 15.0% in the second quarter of 2016.
Revenue for the nine months ended September 30, 2016 was $2.41 billion, an increase of $165.4 million, or 7.4% from $2.25 billion for the nine months ended September 30, 2015. Excluding an 8.7% positive effect from acquisitions, net of exited businesses, and a 1.6% negative effect from changes in foreign exchange rates, Sensata reported flat organic revenue growth in the first nine months of 2016.
Net income for the nine months ended September 30, 2016 was $195.9 million, which was 8.1% of revenue, or $1.14 per diluted share. This compares to net income for the nine months ended September 30, 2015 of $129.4 million, which was 5.8% of revenue, or $0.75 per diluted share. Adjusted net income for the nine months ended September 30, 2016 was $363.9 million which was 15.1% of revenue, or $2.12 per diluted share. This was an increase of 1.4% compared to adjusted net income for the nine months ended September 30, 2015 of $358.7 million which was 16.0% of revenue, or $2.09 per diluted share. Changes in foreign exchange rates reduced Sensata's earnings per share by ($0.14) in the first nine months of 2016 compared to the prior year period.
Sensata’s ending cash balance at September 30, 2016 was $299.9 million. During the first nine months of 2016, operating cash flow grew 9 percent year over year totaling $396.4 million and free cash flow grew 29% year over year, totaling $301.8 million. The Company’s total gross indebtedness at September 30, 2016 was $3.4 billion, a reduction of $296.4 million from December 31, 2015 as a result of debt repayment.
"We delivered strong sequential margin expansion and eleven percent year over year organic earnings growth in the third quarter despite sustained weakness in some of our markets," said

Martha Sullivan, President and Chief Executive Officer. "Our free cash flow has been strong, which has enabled us to pay down our debt and move closer toward achieving our targeted FY-16 net leverage ratio. As we enter the fourth quarter, we are well-positioned to deliver on our full year 2016 earnings guidance and continue our trend of margin expansion and strong free cash flow."
Segment Performance

	Three months ended		Nine months ended
$ in 000s	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Performance Sensing net revenue	$584,650	$576,476	$1,797,395	$1,774,081
Performance Sensing profit from operations	155,228	150,782	453,540	447,662
% of Performance Sensing revenue	26.6%	26.2%	25.2%	25.2%

Sensing Solutions net revenue	$205,148	$150,884	$616,497	$474,409
Sensing Solutions profit from operations	67,314	49,734	198,737	151,069
% of Sensing Solutions revenue	32.8%	33.0%	32.2%	31.8%
Performance Sensing’s profit from operations as a percentage of revenue totaled 26.6 percent in the third quarter of 2016. Excluding the impact of changes in foreign exchange rates and the CST acquisition, Performance Sensing’s profit from operations as a percentage of revenue was 27.6 percent in the third quarter of 2016, representing an increase of 140 basis points from the third quarter of 2015. Sensing Solutions' profit from operations as a percentage of revenue totaled 32.8 percent in the third quarter of 2016. Excluding the impact of changes in foreign exchange rates and the CST acquisition, Sensing Solutions' profit from operations as a percentage of revenue was 33.8 percent in the third quarter of 2016, representing an increase of 80 basis points compared to the third quarter of 2015.
Guidance
Sensata anticipates revenue to be between $765 and $805 million in the fourth quarter of 2016 compared to $726.5 million in the fourth quarter of 2015. Additionally, the Company expects adjusted net income to be between $123 and $133 million and adjusted earnings per share to be between $0.71 and $0.77 in the fourth quarter of 2016.
For the full year 2016, the Company anticipates revenue to be between $3.18 and $3.22 billion compared to $2.98 billion in full year 2015. Additionally, the Company expects adjusted net income to be between $487 and $497 million and adjusted earnings per share to be between $2.84 and $2.90 for the full year 2016. Changes in foreign exchange rates are expected to reduce adjusted earnings per share by ($0.19) to ($0.20) in 2016, compared to the previous year.
Conference Call & Webcast
The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results and its outlook for the remainder of the year. The dial-in numbers for the call are 1-877-486-0682 (toll-free) or +1-706-634-5536 (international) and the Conference ID is 85372621. A live webcast and a replay of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

About Sensata Technologies
Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in thirteen countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.
Use of Non-GAAP Financial Measures
A definition of non-GAAP measures and a reconciliation of GAAP to non-GAAP financial measures is provided in the financial tables accompanying this press release. The non-GAAP financial measures referenced by Sensata in this press release include organic revenue growth; adjusted net income; adjusted net income margin; adjusted net income per diluted share; organic earnings growth; and free cash flow.

Organic revenue growth is defined as the percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the impact of acquisitions, net of exited businesses that occurred in the previous twelve months, and the effects of changes in foreign currency exchange rates.

Adjusted net income is defined as net income excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted net income per share is calculated by dividing adjusted net income by the number of diluted weighted average ordinary shares outstanding in the period.

We define organic earnings growth as the percentage change in adjusted net income per share, excluding the impact of acquisitions, net of exited businesses that occurred within the previous 12 months, and the effects of changes in foreign currency exchange rates. We define free cash flow as net cash provided by operating activities less additions to property, plant, and equipment and capitalized software.

There are limitations in using non-GAAP financial measures as they are not prepared in accordance with U.S. generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should be considered as supplemental in nature and are not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with US GAAP. We believe that the non-GAAP financial measures provide useful and supplementary information to investors regarding our quarterly and annual performance. We regularly use non-GAAP financial measures internally to understand, manage, and evaluate our business results and make operating decisions. We also measure our employees and compensate them, in part, based on such non-GAAP measures. For the same reasons, we also use this information for our forecasting activities.
Safe Harbor Statement
This earnings release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments, and business strategies. Such forward-looking statements include, among other things, our anticipated results for the fourth quarter and full year 2016. Such statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: adverse conditions in the automotive industry; competitive pressures that could require us to lower prices or could result in reduced demand for our products; integration of acquired companies, including CST and Schrader; the assumption of known and unknown liabilities in the acquisition of CST and Schrader; risks associated with our non-US operations and international business; litigation and disputes involving us, including the extent of intellectual property, product liability, warranty, and recall claims asserted against us; risks associated with our historical and future tax positions; risks associated with labor disruptions or increased labor costs; risks associated with our substantial indebtedness; and risks associated with breaches and other disruptions to our information technology infrastructure. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings.  Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net revenue	$789,798	$727,360	$2,413,892	$2,248,490
Operating costs and expenses:
Cost of revenue	508,944	476,634	1,574,763	1,501,142
Research and development	31,601	30,816	95,240	92,794
Selling, general and administrative	75,046	66,233	224,637	203,637
Amortization of intangible assets	50,562	45,184	151,572	136,068
Restructuring and special charges	837	1,615	3,167	12,424
Total operating costs and expenses	666,990	620,482	2,049,379	1,946,065
Profit from operations	122,808	106,878	364,513	302,425
Interest expense, net	(41,176)	(29,706)	(125,201)	(96,029)
Other, net	(726)	(10,805)	4,892	(44,647)
Income before taxes	80,906	66,367	244,204	161,749
Provision for income taxes	11,121	13,215	48,297	32,342
Net income	$69,785	$53,152	$195,907	$129,407

Net income per share:
Basic	$0.41	$0.31	$1.15	$0.76
Diluted	$0.41	$0.31	$1.14	$0.75

Weighted-average ordinary shares outstanding:
Basic	170,840	170,147	170,656	169,880
Diluted	171,478	171,608	171,359	171,512

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income	$69,785	$53,152	$195,907	$129,407
Other comprehensive loss, net of tax:
Deferred loss on derivative instruments, net of reclassifications	(8,485)	(17,430)	(25,010)	(13,058)
Defined benefit and retiree healthcare plans	24	742	291	760
Other comprehensive loss	(8,461)	(16,688)	(24,719)	(12,298)
Comprehensive income	$61,324	$36,464	$171,188	$117,109

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$299,887	$342,263
Accounts receivable, net of allowances	532,571	467,567
Inventories	372,968	358,701
Prepaid expenses and other current assets	90,901	109,392
Total current assets	1,296,327	1,277,923
Property, plant and equipment, net	722,429	694,155
Goodwill	3,008,894	3,019,743
Other intangible assets, net	1,118,861	1,262,572
Deferred income tax assets	34,102	26,417
Other assets	70,380	18,100
Total assets	$6,250,993	$6,298,910

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$14,475	$300,439
Accounts payable	324,273	290,779
Income taxes payable	17,566	21,968
Accrued expenses and other current liabilities	265,631	251,989
Total current liabilities	621,945	865,175
Deferred income tax liabilities	410,019	390,490
Pension and other post-retirement benefit obligations	34,518	34,314
Capital lease and other financing obligations, less current portion	33,255	36,219
Long-term debt, net of discount and deferred financing costs, less current portion	3,262,409	3,264,333
Other long-term liabilities	34,610	39,803
Total liabilities	4,396,756	4,630,334
Total shareholders’ equity	1,854,237	1,668,576
Total liabilities and shareholders’ equity	$6,250,993	$6,298,910

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)	For the nine months ended
	September 30, 2016	September 30, 2015
Cash flows from operating activities:
Net income	$195,907	$129,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	77,649	71,162
Amortization of deferred financing costs and original issue discounts	5,501	4,755
Currency remeasurement gain on debt	(66)	(2,082)
Share-based compensation	13,279	11,093
Loss on debt financing	—	25,538
Amortization of inventory step-up to fair value	2,319	—
Amortization of intangible assets	151,572	136,068
Deferred income taxes	15,706	11,237
Unrealized loss on hedges and other non-cash items	726	13,541
Changes in operating assets and liabilities, net of effects of acquisitions	(66,242)	(37,006)
Net cash provided by operating activities	396,351	363,713

Cash flows from investing activities:
Acquisition of CST, net of cash received	4,688	—
Acquisition of Schrader, net of cash received	—	(958)
Other acquisitions, net of cash received	—	3,881
Additions to property, plant and equipment and capitalized software	(94,584)	(130,243)
Investment in equity securities	(50,000)	—
Proceeds from the sale of assets	751	102
Net cash used in investing activities	(139,145)	(127,218)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	3,306	15,361
Proceeds from issuance of debt	—	1,795,120
Payments on debt	(297,698)	(1,970,685)
Payments to repurchase ordinary shares	(4,672)	(50)
Payments of debt issuance costs	(518)	(29,361)
Net cash used in financing activities	(299,582)	(189,615)
Net change in cash and cash equivalents	(42,376)	46,880
Cash and cash equivalents, beginning of period	342,263	211,329
Cash and cash equivalents, end of period	$299,887	$258,209

Revenue by Business, Geography and End Market (Unaudited)

(% of total net revenue)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Performance Sensing	74.0%	79.3%	74.5%	78.9%
Sensing Solutions	26.0%	20.7%	25.5%	21.1%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Americas	43.7%	42.7%	43.2%	41.1%
Europe	31.1%	33.3%	32.6%	33.6%
Asia/Rest of World	25.2%	24.0%	24.2%	25.3%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)[1]	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
European automotive	24.4%	29.3%	25.1%	28.6%
North American automotive	20.6%	22.5%	20.3%	21.7%
Asian automotive	17.5%	16.2%	16.7%	16.9%
Rest of world automotive	0.3%	0.9%	0.3%	0.9%
Heavy vehicle off-road	12.8%	12.1%	13.4%	12.6%
Appliance and heating, ventilation and air-conditioning	6.1%	5.8%	5.8%	6.0%
Industrial	9.1%	5.3%	9.4%	5.3%
Aerospace	4.6%	2.9%	4.6%	2.9%
All other	4.6%	5.0%	4.4%	5.1%
Total	100.0%	100.0%	100.0%	100.0%

1 Reclassification of certain acquired product lines has led to retrospective adjustments of certain of end-market percentages. Revenues have shifted from Industrial into the European, North American and Asian automotive end-markets.

The following unaudited table reconciles the Company’s net income to adjusted net income for the three and nine months ended September 30, 2016 and 2015.

(In 000s, except per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net income	$69,785	$53,152	$195,907	$129,407
Restructuring and special charges	4,197	8,502	10,997	31,681
Financing and other transaction costs	452	3,659	1,508	29,455
Deferred (gain)/loss on other hedges	(2,930)	5,576	(24,497)	12,038
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	52,531	46,403	158,288	140,057
Deferred income tax and other tax expense/(benefit)	451	4,485	16,150	11,339
Amortization of deferred financing costs	1,823	1,524	5,501	4,755
Total adjustments	$56,524	$70,149	$167,947	$229,325
Adjusted net income	$126,309	$123,301	$363,854	$358,732
Weighted average diluted shares outstanding	171,478	171,608	171,359	171,512
Adjusted net income per diluted share	$0.74	$0.72	$2.12	$2.09
The Company’s definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). The Company’s deferred provision for/(benefit from) income taxes includes adjustments for book-to-tax basis differences primarily related to the step-up in fair value of fixed and intangible assets and goodwill, utilization of net operating losses and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions.
As the Company treats deferred income tax and other tax expense/(benefit) as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: ($0.0) million and ($0.1) million for the three months ended September 30, 2016 and 2015, respectively, and ($0.1) million and ($0.4) million for the nine months ended September 30, 2016 and 2015, respectively; and Restructuring and special charges ($0.1) million and ($0.9) million for the three months ended September 30, 2016 and 2015, respectively, and ($0.4) million and ($2.0) million for the nine months ended September 30, 2016 and 2015, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile Net income to adjusted net income were recorded for the three and nine months ended September 30, 2016 and 2015.

($ in 000s)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Cost of revenue	$5,938	$8,654	$12,862	$31,980
Selling, general and administrative	1,158	5,420	3,878	11,322
Amortization of intangible assets	49,016	43,839	147,214	132,174
Restructuring and special charges	268	651	1,972	10,596
Interest expense, net	1,823	1,524	5,501	4,755
Other, net	(2,130)	5,576	(19,630)	32,159
Provision for income taxes	451	4,485	16,150	6,339
Total adjustments	$56,524	$70,149	$167,947	$229,325
The following unaudited table reconciles the Company’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$149,720	$151,514	$396,351	$363,713
Additions to property, plant and equipment and capitalized software	(30,118)	(43,442)	(94,584)	(130,243)
Free cash flow	$119,602	$108,072	$301,767	$233,470

The following unaudited table reconciles the Company’s diluted net income per share to organic earnings growth. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not foot due to the effects of rounding.

	Three months ended September 30,
	2016	2015

Diluted net income per share	$0.41	$0.31
Non-GAAP adjustments:
Restructuring and special charges	0.02	0.05
Financing and other transaction costs	0.00	0.02
Deferred (gain)/loss on other hedges	(0.02)	0.03
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.31	0.27
Deferred income tax expense and other tax expense/(benefit)	0.00	0.03
Amortization of deferred financing costs	0.01	0.01
Adjusted net income per share	0.74	0.72

Percentage change in adjusted earnings per share	2.8%
Non-GAAP adjustments:
Effects of foreign currency exchange movements	(6.9)%
Acquisitions, net of exited businesses that occurred within the previous 12 months	(1.4)%
Organic earnings growth	11.1%

The following unaudited table reconciles the Company’s projected GAAP earnings per diluted share to projected adjusted net income per diluted share for the three months ended December 31, 2016 and full year ended December 31, 2016. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended December 31, 2016		Full year ended December 31, 2016
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.33	$0.38	$1.48	$1.53
Restructuring and special charges	0.01	0.02	0.07	0.08
Financing and other transaction costs	—	—	0.01	0.01
Deferred (gain)/loss on other hedges	—	—	(0.14)	(0.14)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.30	0.30	1.22	1.22
Deferred income tax and other tax expense/(benefit)	0.06	0.06	0.16	0.16
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected Adjusted net income per diluted share	$0.71	$0.77	$2.84	$2.90
Weighted average diluted shares outstanding	171,600	171,600	171,400	171,400

# # #

Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
Joshua.young@sensata.com	ataxiarchos@sensata.com